Exhibit 21


           Subsidiaries of United Community Banks, Inc.


               Subsidiary                  State of Organization
               ----------                  ---------------------
United Community Bank,                         Georgia
Blairsville, Georgia (d/b/a Union
County Bank in Union County,
Georgia; d/b/a First Bank of
Habersham in Habersham County,
Georgia; d/b/a United Community
Bank of Lumpkin County, Georgia)

Carolina Community Bank, Murphy,           North Carolina
 North Carolina

Peoples Bank, Blue Ridge, Georgia              Georgia

Towns County Bank, Hiawassee,                  Georgia
 Georgia

White County Bank, Cleveland,                  Georgia
 Georgia

First Clayton Bancshares, Inc.,                Georgia
 Clayton, Georgia

United Family Finance Co.                      Georgia
(formerly Mountain Mortgage and
Loan Company), Hiawassee,
Georgia, Blue Ridge, Georgia and
Murphy, North Carolina